October 30, 2020

BlackRock MuniHoldings Fund, Inc.

55 East 52nd Street

New York, New York 10055

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock MuniHoldings Fund, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-14 (File No. 333-241481), together with all amendments through the date hereof, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to the registration of shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), to be issued pursuant to (i) an Agreement and Plan of Reorganization between the Company and BlackRock Municipal Income Investment Quality Trust (the “BAF Agreement”), (ii) an Agreement and Plan of Reorganization between the Company and BlackRock Municipal Bond Trust (the “BBK Agreement”), (iii) an Agreement and Plan of Reorganization between the Company and BlackRock MuniHoldings Fund II, Inc. (the “MUH Agreement”), and (iv) an Agreement and Plan of Reorganization between the Company and BlackRock MuniHoldings Quality Fund, Inc. (together with the BAF Agreement, the BBK Agreement, and the MUH Agreement, and substantially in the form attached as an exhibit to the Registration Statement, the “Agreements”).

We have examined the Registration Statement (exclusive of the exhibits thereto other than the Agreements) and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination and assuming that upon any issuance of the Shares that the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its charter, we advise you that in our opinion the Shares, when issued under the circumstances contemplated in the Registration Statement and the Agreements, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, and (v) all public records reviewed by us or on our behalf are accurate and complete. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

BlackRock MuniHoldings Fund, Inc.

October 30, 2020

We hereby consent to the use of our name under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ Emily Higgs
Principal